Exhibit 10.72

SALES CONTRACT

No.:
Date :

The Seller:

The Buyer:

WHEREBY, the undersigned Seller and Buyer have agreed to close the following transactions according to the terms and conditions set forth as below：

1. PRODUCTS
Product Name	Product Grade	Executive Standard	Packing	Quantity （TON）	Unit Price	Net(US Dollar)

备 注 Notes:

2.	TIME OF SHIPMENT:

3.	PLACE OF DELIVERY:

4.	TRANSPORT AND COSTS:

5.
QUALITY GUARANTEE: The Seller shall guarantee that the product must be in conformity with the quatity, specifications and quantity specified in this Contract and qualified index of the company (attached quality specification).

6.	PAYMENT: The buyer shall pay off 100% of goods value to the seller before delivery and the Seller shall issue the invoice to the Buyer within 5 days after the Buyer receipt of goods

7.
MEASUREMENT OF QUANTITY: The settlement of goods’ quantities is applied for the Seller’s supporting document, which required to be signed by principals or authorized persons of both parties. If any party disputes on goods’ quantities during the period of delivery, it still use the Seller’s measurement of quantity if the difference within 3‰ between the Buyer’s measurement and the Seller’s. If the difference over 3‰, both parties shall rework respectively, and when the difference still over 3‰, the third party shall be engaged to check and its result as the basis of settlement. The costs for the third party’s check shall be paid by fault party.

8.
OBJECTION PERIOD OF QUALITY: During the period of dispute regarding quality, the Buyer shall reflect to the Seller with written form within 3 days after receipt of goods and keep the goods in original state, accepting to investigation and settled with negotiation. If the Buyer does not raise objection during above period, it seemed as the goods are accepted.

9.
LIABILITY FOR BREACH OF CONTRACT: If the buyer failed to pay the 100% of goods value or take delivery of goods on time as stipulated in the Contract, the seller has the right to terminate this contract unilaterally, and the buyer shall refund 5% of the goods value as compensation to the seller. If the buyer failed to take the entire goods within the time of shipment under this contract, he agree to pay 5‰ of the remaining postponed goods value for every day as penalty and bear other Indemnifiable Expenses including but not limited Escrow fees and storage fees.

10.
METHOD OF PAYING PENALTY: If defaulted the contract, the seller shall pay the penalty to the buyer directly; If the buyer defaulted the contract, the seller has the right to deduct penalty from performance bond or payment for goods.

11.
The Buyer has the obligation to provide proper and safety transportation, otherwise, the Seller has the right to reject loading according to regulations and the Buyer shall undertake default liability.

12.	OTHER COVENANT: Both parties shall not be held responsible for failure of delay of the contract under this contract in consequence of any Force Majeure.

13.	The contract is done in duplicate, party A and party B hold each copy, the fax of contract is regard as the same effect with original contract.

14.	All disputes arising from the performance of contract, should through friendly negotiation by both parties if no settlement can be reached, the case should be submitted to local court for arbitration.

15.
Both parties have the duty of confidence and shall not disclose the information to the third party without both agreement, or it seems as breach of the contract and the default party shall pay 50% of total amounts as compensations.

The Seller ：	The Buyer：